Exhibit 99.1

Air Lease Corporation Announces Pricing of Public Offering of $500 Million of

2.125% Unsecured Senior Notes due 2018 and $500 Million of 4.250% Unsecured Senior Notes due 2024

LOS ANGELES, California, September 9, 2014 — Air Lease Corporation (NYSE: AL) (the “Company”) today announced the pricing of its public offering of $500 million in aggregate principal amount of 2.125% unsecured senior notes due 2018 (the “2018 Notes”) and $500 million in aggregate principal amount of 4.250% unsecured senior notes due 2024 (the “2024 Notes” and, together with the 2018 Notes, the “Notes”). The 2018 Notes were offered to the public at a price of 99.650% of par and the 2024 Notes were offered to the public at a price of 99.196% of par. The sale of the 2018 Notes and 2024 Notes is expected to close on September 16, 2014, subject to satisfaction of customary closing conditions.

The 2018 Notes will mature on January 15, 2018 and will bear interest at a rate of 2.125% per annum, payable semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2015.  The 2024 Notes will mature on September 15, 2024 and will bear interest at a rate of 4.250% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, commencing on March 15, 2015.

The Company intends to use the net proceeds of the offering for general corporate purposes, which may include, among other things, the purchase of commercial aircraft and the repayment of existing indebtedness.

BofA Merrill Lynch, Credit Suisse, J.P. Morgan, RBC Capital Markets, BMO Capital Markets, BNP PARIBAS, Citigroup, Deutsche Bank Securities, Mizuho Securities, Morgan Stanley, RBS, SunTrust Robinson Humphrey and Wells Fargo Securities are acting as joint book-running managers for the offering of the Notes.

The Notes are being offered pursuant to an effective shelf registration statement that the Company previously filed with the Securities and Exchange Commission (the “SEC”). The offering of the Notes is being made only by means of a prospectus supplement and accompanying base prospectus. Before you invest, you should read the base prospectus and prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies may be obtained from: (i) Credit Suisse Securities (USA) LLC at Prospectus Dept., One Madison Avenue, New York, NY 10010 or calling toll-free at 1-800-221-1037, (ii) J.P. Morgan Securities LLC at 383 Madison Ave. New York, NY 10179 or calling collect at 212-834-4533, (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated at dg.prospectus_requests@baml.com or calling toll-free 1-800-294-1322, or (iv) RBC Capital Markets, LLC, by calling toll-free at 1-866-375-6829.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the closing of the offering. Such statements are based on current expectations and projections about our future results, prospects and opportunities and are not guarantees of future performance. Such statements will not be updated unless required by law. Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including those discussed in our filings with the SEC.

Contacts

Investors:
Ryan McKenna, 310-553-0555
Vice President, Air Lease Corporation
rmckenna@airleasecorp.com

Media:
Laura St. John, 310-553-0555
Media and Investor Relations Coordinator
lstjohn@airleasecorp.com